STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT is entered into this 31st day of December 1996, by and among R H FINANCIAL SERVICES, INC. (hereinafter referred to as the "Purchaser") and NET LNNX, INC., (hereinafter referred to as the "Seller" or the "Corporation".

In consideration of the mutual agreements contained herein, and upon the basis of the representations and warranties hereinafter set forth, the parties to this Stock Purchase Agreement do hereby agree as follows:

                                SECTION 1
                       PURCHASE AND SALE OF STOCK

     Subject to the terms and conditions of this Agreement, the Corporation hereby sells, assigns, transfers and delivers to the Purchaser, 500,000 newly issued restricted shares of common stock of Net Lnnx, Inc.


                                SECTION 2
                  CONSIDERATION FOR TRANSFER AND CLOSINGS

     At the closing on December 31, 1996, and in full consideration for the assignment, transfer and delivery to the Purchaser, the Purchaser will deliver to the Corporation, the sum of $300,000, payable as follows at Closing: The sum of $25,000 in cash on or before January 6, 1996, $25,000 on or before January 14, 1996, (when due diligence shall have been completed), and promissory notes for a total of $250,000 payable $50,000 on January 31, 1997, $50,000 on March 31, 1997, $50,000 on June 30, 1997 and $50,000 on September
30, 1997, and $50,000 on December 31, 1996.

     The Closing shall be held at the offices of Net Lnnx, Inc. on the Closing Date, unless another time or place is mutually agreed upon by the Corporation and the Purchaser.

                                SECTION 3
             REPRESENTATIONS AND WARRANTIES BY THE CORPORATION

     1. Corporation's Representations and Warranties.   The Corporation
represents and warrants to and agrees with Purchaser as follows:

          (a) Corporate Organization and Good Standing. Net Lnnx, Inc. is a corporation duly organized, and validly existing under the laws of the Commonwealth of Pennsylvania, and has full corporate power and authority to carry out its business as it is now being conducted and to own and lease

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property, and is duly qualified or authorized to do business and is in good standing in each jurisdiction in which the character and location of the properties owned or leased by it or the nature of business transacted by it makes those qualifications or authorizations necessary, except for jurisdictions in which the failure to be so qualified or authorized or to be in good standing would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of Net Lnnx, Inc. Net Lnnx, Inc. is not presently being challenged as to its right to do business as presently conducted in any jurisdiction.

          (b) Authority. The Corporation has full legal right, power, and authority to sell, assign and transfer the shares of common stock to Purchaser, and the delivery of such Shares to the Purchaser pursuant to the provisions of this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, claims, and restrictions of every kind.

          (c) No Violation. Net Lnnx is not, and by the execution and performance of this Agreement, will not be, in breach of any term or provision of or in default under, and no event has occurred that with the lapse of time or action by a third party could result in a default under, any outstanding indenture, mortgage, contract or agreement to which Net Lnnx is a party or to which Net Lnnx may be subject, or under any provision of its articles of incorporation or Bylaws. The execution and performance of this Agreement by Net Lnnx will not violate any order, injunction, decree, statute, rule or regulation applicable to Net Lnnx or any of its properties or assets.

          (d) Title. Net Lnnx owns good and merchantable title free and clear of any liens, claims, encumbrances, options, charges or assessments to all of its properties and other assets used in connection with its business, including, but not limited to, those reflected in the balance sheet of Net Lnnx and subsidiaries as of September 30, 1996. Net Lnnx carries such insurance with reputable insurers in respect of its properties and businesses as is customary for similar businesses and as is adequate for the business conducted by Net Lnnx.


                              SECTION 4
                            MISCELLANEOUS

     1. Entire Agreement. This Agreement, and the documents referred to herein, constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the

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parties.  Nothing in this agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     2. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Florida.

     3. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     4. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     5. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Confirmation of execution by telex or by telecopied facsimile signature page shall be binding upon any party so confirming or telecopying.

     6. Jurisdiction and Venue. Each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement may, and to the extent permitted by the courts of the State of Florida shall be, brought in the courts of record of the State of Florida in Palm Beach County; (b) consents to the jurisdiction of such courts in any such suit, action or proceeding; and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in such courts.

     7. Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.



     IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement on the day and year first above written.

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Signed and Delivered in the presence of:

CORPORATION:

NET LNNX, INC.




By: /s/Robert C. Hackney
    ROBERT C. HACKNEY


PURCHASER:

R H FINANCIAL SERVICES, INC.



By: /s/Ronald W. Hayes, Jr.
    RONALD W. HAYES, JR., PRESIDENT



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